Exhibit 10.1
                        ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT ("Agreement") is entered into and effective on the 15th day of February, 2003, by and between American National Insurance Company, hereinafter referred to as "American National," an insurance company organized under the laws of the state of Texas, and Legacy Marketing Group, hereinafter referred to as "LMG," a California corporation, with reference to the following facts:

WHEREAS, American National and LMG have entered into a certain Marketing Agreement, hereinafter referred to as the "Marketing Agreement," pursuant to which certain insurance business is to be marketed by LMG;

WHEREAS, that American National desires to have LMG provide services to American National with respect to this business and LMG is willing to provide such services, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and mutual promises hereinafter contained and other good and valuable consideration, the LMG and American National hereto do agree as follows:

1.   SERVICES

From and after the date of this Agreement, LMG agrees to perform certain American National accounting and contract service functions. Such accounting and contract service functions shall consist of the activities described in APPENDIX C but only for the policies recited in APPENDIX A, and policies added by formal amendment. Consideration for such accounting and service functions is set forth in APPENDIX B. The term "Policies," as used throughout this Agreement, shall be deemed to encompass all policies, certificates and contracts issued by LMG on behalf of American National. Furthermore, the term "Policyholder," as used throughout this Agreement, shall be deemed to encompass all contract owners, including policyholders and certificateholders.

2.   QUALITY AND LIMITATION OF SERVICES

2.1 All services to be provided by LMG under this Agreement shall be performed in a professional manner consistent with industry standards and in accordance with all applicable laws and regulations. With respect to Services described in
Section 1 above, LMG's performance of those activities shall be consistent with its normal and customary business practices.

2.2 LMG may rely on instructions of any person indicated on American National's "Schedule of Authorized Personnel," attached hereto as APPENDIX D. Each of such persons is authorized to give instructions under this Section with respect to any matter arising in connection with this Agreement.

3.   TERM, TERMINATION, ASSIGNMENT AND MODIFICATION OR AMENDMENT

3.1 Subject to termination as hereinafter provided, this Agreement shall remain in force and effect for a period of five (5) years, the term of this Agreement. This Agreement shall be renewed by mutual agreement for successive terms of one
(1) year unless terminated by either party as provided herein.


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3.2  The termination of this Agreement is governed by the following provisions:

     (a) American National or LMG may terminate this Agreement or any renewal thereof, without cause, upon twelve (12) months prior written notice to the other signed by authorized personnel, as provided in APPENDIX E.

     (b) This Agreement may be terminated by mutual agreement of LMG or American National at any time. Such termination shall be signed by authorized personnel of both parties, as shown in APPENDIX D.

     (c) If either American National or LMG shall materially breach this Agreement or be materially in default in the performance of any of its duties and obligations hereunder (the defaulting party), the other party shall give written notice thereof, as signed by authorized personnel, as provided in APPENDIX D, to the defaulting party. If such default or breach is not cured within ninety (90) days after such written notice is given, then the party giving such written notice may terminate this Agreement with thirty (30) days notice of such termination to the defaulting party.

     (d) At least ninety (90) days prior to the end of any term hereof, LMG shall give American National written notice if LMG desires to increase its fees or charges to American National or to change the manner of payment or to change any of the other terms and conditions of this Agreement. American National must respond to such request in writing within sixty (60) days of receipt. If LMG and American National do not agree to such changed fees and charges, the manner of payment and/or the other proposed changes, before the end of the term during which such notice is given by LMG, or if LMG does not withdraw the proposed changes, this Agreement may terminate following the provisions indicated in Section 3.1(a).

     (e) Notwithstanding anything herein to the contrary, American National or LMG may terminate this Agreement or any renewal thereof, with cause, immediately by written notice, as signed by authorized personnel, as provided in APPENDIX D, to the other. Cause is defined as fraudulent, criminal, unethical activity or blatant disregard for the terms and conditions of this Agreement.

     (f) If LMG elects to terminate this Agreement for other than non-payment of fees and charges and if American National shall so request in writing, LMG shall continue to provide the services described herein to American National for a period of up to twelve (12) months following such termination, such service to be provided in accordance with the terms of this Agreement and at customary fees in effect at that time, as set forth in APPENDIX B. Such customary fees shall be reviewed (and re-negotiated, if required) annually by LMG and American National.

     (g) Termination of this Agreement by default or breach by American National shall not constitute a waiver of any rights of LMG in reference to services performed prior to such termination; termination of this Agreement by default or breach by LMG shall not constitute a waiver by American National of any other rights it might have under this Agreement.


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o CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC.

     (h) In the event that this Agreement is terminated for any reason, LMG agrees that, in order to assist in providing uninterrupted service to American National, LMG shall offer all necessary information to American National's employees or agents that will assist said employees or agents in effectuating the conversion of the records of American National from the LMG system to whatever service or system is selected by American National, subject to reimbursement to LMG for such assistance at the customary fees in effect at that time, as set forth in APPENDIX B. Such necessary information shall include, but not be limited to, providing physical and/or electronic access to:

          Actuarial Product Specifications
          Product/Plan Table File Definitions & Data
          Product/Plan Financial History File Definitions & Data Product/Plan Premium & COI Rate File Definitions & Data Product Agent Compensation Schedules
          Product/Plan Correspondence
          Policy/Contract Master Record File Field Definitions Policy/Contract Master Record File Data
          Policy/Contract Application Files & Related Correspondence Lapsed Policy History/Archive File Definitions & Data Agent/Client Complaint Files & Data.

          As used herein, the term "Product" includes all related riders and benefits.

     (i) LMG and American National shall provide fifteen (15) days' written notice of termination or cancellation of the agreement to the appropriate Departments of Insurance. American National shall fulfill any lawful obligations with respect to policies affected by the written agreement, regardless of any dispute between LMG and American National.

     (j) In the event that this Agreement is terminated by American National pursuant to Paragraphs 3.2(c) or 3.2(e) above, or in the event that LMG is unable to fulfill its contractual obligations as set forth herein, due to its subsequent bankruptcy or insolvency, the o shall o the o, to be executed subsequent to this Agreement. The o utilized by
          o block of business, o, for all carriers with which it contracts, o. The parties recognize that there is no cost effective way to split o to apply only to o products, and as such, o agrees to use o upon receipt thereof for the o policies. o agrees not to utilize o for any other company. Further, o shall maintain the confidentiality of o, not releasing such without the prior written consent of o. Notwithstanding the foregoing, o acknowledges and agrees that in addition to maintaining o, o shall also obtain written consent from o, authorizing the o to release o to o for use.

     (k) In the event that this Agreement is terminated by LMG pursuant to Paragraphs 3.2(c) or 3.2(e) above, LMG shall immediately retrieve o from o and LMG shall retain o and LMG shall continue to provide the services described herein to American National for a period of up to twelve (12) months following such termination. In addition, o, in its sole discretion, o will either: (1) effectuate a split of o, which cost to o, under this provision, for both splitting o and purchasing the resultant "o," shall be at a significantly


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          increased cost, provided that the amount of the increase over the costs in Paragraph 3.2(l) for the split and purchase does not exceed 100% of the cost in Paragraph 3.2(l) at the time of termination; or
          (2) assist o in converting the records of o from the o to whatever o is selected by o, pursuant to the services and fees identified in section 3.2(h) above.

          Regardless of which option is elected by o, o must agree in writing to
          o splitting of o.

     (l) In the event that this Agreement terminates for any reason other than those provided in Paragraphs 3.2(c) and 3.2(e) above, the o shall retain o, pursuant to o executed herewith. LMG shall continue processing American National's policies for a period of not less than 12 months, at its customary fees in effect at the time of the termination. Additionally, during that 12 month period, at the request of o shall take whatever steps necessary to split o to result in a o for o only, and a separate o for any other carriers with which o contracts. If o has so requested, then o shall pay to o the cost associated with splitting o, for which the established cost for products existing at this time is o, in addition to paying a fee totaling o, (such fees shall increase o annually) to obtain the o. The
          o will provide all o necessary to either o policies currently o by o or, if so desired by o, to o, or other o block of business, in the future, with the costs of such o. o will hold the o until replaced with the o; thereafter, the o shall be provided to o and o returned to o, pursuant to the o executed herewith. The cost to split o and to obtain the o shall not be decreased; however, if, in the future, additional o are developed o by o, the cost to further split the o and for the additional o shall be negotiated on a case by case basis for each additional o required. Once split, o will provide o with the ability to administer their o to the same extent and standard as does o; o will not provide o to the o or o. Further, if o is not available at the time of the split of o, o will not add additional functions that o does have.

     (m) The remedies available to o in Paragraphs 3.1(i) through 3.1(l) above are contingent upon o obtaining o. Thereafter, o shall be responsible for providing the o pursuant to the terms of this Agreement.

     (n) Termination of this Agreement does not affect in any way the Marketing Agreement.

3.2 Neither party may assign or delegate all or any part of its rights and/or duties under this Agreement without the written consent of the other party signed by authorized personnel as shown in APPENDIX D.


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3.3 This Agreement may be modified or amended at any time by mutual agreement of
LMG and American National, provided the modifications or amendments are in writing and signed by authorized personnel, as provided in APPENDIX D.

4.   INSPECTIONS OF RECORDS AND RECORDS MAINTENANCE

4.1 This Agreement shall be retained as part of the official record of both LMG and American National for the duration of the agreement and for seven (7) years after the termination of this Agreement.

4.2 LMG will maintain complete books and records of all transactions between LMG, American National, and the contract owners. LMG will preserve detailed and adequate books and records of all administered transactions among LMG, American National and contract owners, sufficient to permit the insurer to fulfill all of its contractual obligations to contract owners. These books and records shall be maintained in accordance with prudent standards generally accepted in business insurance record keeping. The documentation will contain all pertinent documents in sufficient detail to maintain complete dates, events, and persons participating in those insurance events. The books and records shall be maintained throughout the agreement and for a minimum period of ten (10) years after the completion of the entire the transaction to which they respectively relate.

4.3 American National shall own the records generated by LMG pertaining to American National; however, LMG shall retain the right to continuing access to records to permit LMG to fulfill all of its contractual obligations. All such records are proprietary information of American National. American National shall have continuing right to access and copy all accounts and records maintained by LMG related to American National's business. Any appropriately authorized governmental agency shall have access to all books, bank accounts, and records of LMG and American National for the purpose of examination, inspection, and audit. All information contained in the aforementioned books and records, including the identity and addresses of policyholders shall be kept confidential, except that such information may be used in proceedings instituted against LMG, or otherwise required to be disclosed by proper federal, state or regulatory agencies or by court order.

4.4 American National shall have on-line access to the American National policy information maintained on LMG's policy administration system and on-line access to its accounting system. LMG will provide policyholder information on request by American National within a time period mutually agreeable and appropriate with the request.

4.5 In the event that LMG and American National cancel this Agreement, LMG may, by written agreement with American National, transfer all records to a successor administrator or to American National rather than retain them for the aforementioned period. If LMG transfers the records to a successor administrator or to American National, LMG is no longer responsible for retaining such records. Any successor third party administrator shall acknowledge in writing to LMG that it is responsible for retaining the records for which LMG had previously been responsible.

5.   RIGHTS AND RESPONSIBILITIES OF AMERICAN NATIONAL

5.1  American National shall be responsible for the following:


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     (a)  It is the sole responsibility of American National to provide for competent administration of its programs.

     (b) Subject to American National's approval in writing, in advance, American National shall be responsible for researching, obtaining, and the registration of any service marks issued by the U.S. Patent and Trademark Office for the products developed by LMG and American National, and any costs associated therewith.

     (c) American National shall be responsible for product filing and any costs associated therewith. The parties may, by mutual agreement, hire a product filing consultant for whose fees American National will be responsible.

     (d) American National shall be responsible for the establishment and maintenance of any group trusts associated with such product filings and any costs associated therewith.

     (e) American National shall be responsible for determining the benefits, premium rates, underwriting criteria, and claims payment procedures applicable to such coverage and for securing reinsurance, if any.

     (f) American National shall have the sole responsibility for filing advertising materials in those states that so require prior to approving their use by LMG. All costs associated with such filings will be the responsibility of American National.

     (g) American National shall, at least semiannually, conduct a review of operations of LMG. At least one such review will be an on-site audit of the operations of LMG. American National shall forward an agenda for such audit at least five (5) days in advance of the scheduled audit.

     (h) American National shall immediately, within five (5) business days, provide LMG with written notice of any change of authority of persons authorized and enumerated in APPENDIX D.

     (i) American National shall, within five (5) days, provide LMG with written notice of any change of authority of persons authorized and enumerated in APPENDIX D to provide LMG with instructions or directions relating to services to be performed by LMG under this Agreement.

6.   RIGHTS AND RESPONSIBILITIES OF LMG

6.1 LMG shall, in all cases and at all times, observe and obey the rules, regulations, instructions and directives of American National which are provided herein or such notice that American National has provided to LMG in writing, from time to time and at any time, promulgate for its operations, and shall not bind American National in contravention of any such rules, regulations, instructions, or directives.

6.2 LMG shall handle all correspondence of a routine nature and other general functions necessary for satisfactory administration of the insurance and shall maintain files relative thereto. Specific services are outlined in APPENDIX C. Subject to American National's right to approve the resolution thereof, LMG shall handle all insurance department complaints and inquiries and policy owner and


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o CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC.
beneficiary complaints, whether written or oral, and all attorney letters containing complaints and any other complaints related to the policies administered hereunder. LMG will notify American National of complaints from regulatory agencies within twenty-four (24) hours of receipt thereof. Details of such complaints will be forwarded to American National within five (5) business days. However, American National will respond to summons and complaints commencing legal actions on its own behalf.

6.3 LMG will provide written notice, approved in writing by American National, to policyholders advising them of the identity of American National and LMG, and the relationship between LMG, the policyholder, and American National.

6.4 When a policy is issued to a trustee or trustees, a copy of the trust agreement and any amendment thereto, shall be furnished to American National by LMG and shall be retained as part of the official records of both LMG and American National for the duration of the policy and for six (6) years thereafter.

6.5 LMG will only use advertising pertaining to the business underwritten by American National that American National has approved in writing in advance of its use. If so required, American National shall obtain the prior approval of the appropriate Department of Insurance before approving advertising for use by LMG, as provided for in Section 5.1(f) of this Agreement.

6.6 LMG will act only in the capacity in which it is so licensed. LMG will comply with all of the relevant provisions contained in applicable Third Party Administrator statutes. If any provision of this Agreement is in conflict with the laws of the State which governs this Agreement, such provision will be deemed to be amended to conform with such laws. Further, if the laws of the State which govern this Agreement require the inclusion of certain provisions of relevant statutes, this Agreement shall be deemed to be amended to conform with such laws.

6.7 o LMG is not responsible for the costs associated for other modifications that are not necessary to the normal course of business. American National will reimburse LMG for any system modification costs that are beyond those to the normal course of business at LMG's standard rates illustrated in APPENDIX B. Such costs will be mutually agreed upon in writing, as signed by authorized personnel in APPENDIX D, prior to the commencement of such modifications.

6.8 LMG will possess and maintain an adequate fidelity and/or surety bond as so required in the states in which it is compelled to do so. LMG will file such bond, if so required, with the appropriate agency. The bond shall be executed by a corporate insurer authorized to transact business in the states which mandate the maintenance of such bond.

6.9 LMG will possess and maintain at all times errors and omissions coverage or other appropriate liability insurance, written by an insurer authorized to transact business in the states which mandate the maintenance of such insurance. Such coverage will comply with the requirements of the states in which such insurance coverage is required and such coverage shall be in a minimum amount of
o per occurrence/o aggregate in a form acceptable to American National underwritten by a company rated by A.M. Best as A- or better.

7.   GENERAL PROVISIONS


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7.1 LMG and American National agree this Agreement is an honorable undertaking, and agree to cooperate each with the other in carrying out its provisions.

7.2 If any clause, paragraph, term, or provision of this Agreement shall be found to be void or unenforceable by any court of competent jurisdiction, such finding shall have no effect upon any other clause, paragraph, term, or provision of this Agreement, and same shall be in full force and effect.

         7.3 For any notice under this Agreement, notice shall be sufficient upon receipt if sent via US Mail, postage prepaid, registered or certified, return receipt requested, or via nationally known courier. Such notice shall be directed as follows:

To LMG:                Legacy Marketing Group
                       Lynda Regan, Chief Executive Officer
                       Preston Pitts, President
                       2090 Marina Avenue
                       Petaluma, California 94954

With copy to:          Stokes Lazarus Carmichael LLP
                       80 Peachtree Park Drive, N.E.
                       Atlanta, Georgia 30309

To American National:  American National Insurance Company
                       Richard Ferdinandtsen, President, Chief Operating Officer Kelly Wainscott, Vice President, Independent Marketing David Behrens, Executive Vice President, Independent
                        Marketing
                       One Moody Plaza
                       Galveston, Texas 77550-7999

With copy to:          Frederick E. Black, Greer, Herz and Adams LLP
                       One Moody Plaza, 18th Floor
                       Galveston, Texas 77550-7999

7.4 LMG and American National expressly represent and warrant that each has the authority to enter into this Agreement and that it is not or will not be, by virtue of entering into this Agreement or otherwise, in breach of any other agreement with any other insurance company, association, firm, person, or corporation.

7.5 The persons signing this Agreement on behalf of American National and LMG warrant, covenant, and represent that they are authorized to execute this document on behalf of such corporations pursuant to their bylaws or a resolution of their boards of directors.

7.6 LMG is an independent contractor. Nothing contained in this Agreement shall be construed to create the relationship of employer and employee between American National and LMG, nor shall LMG's employees be considered employees of American National for any purpose.

7.7 This Agreement is the result of mutual negotiations between the LMG and American National shall not be deemed to have been prepared by either party, but by both equally. The headings of the


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several paragraphs contained herein are for convenience only and do not define, limit, or construe the contents of such paragraph.

7.8 This Agreement, including APPENDICES A, B, C, D, and E and the provisions thereof, and the separate Marketing Agreement, constitute the entire agreement entire agreement between the parties. No modifications hereof shall be binding upon the parties unless such Amendment is in writing and signed by authorized personnel, as shown in APPENDIX D. This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

7.9 Any policies, certificates, booklets, termination notices, or other written communications delivered by American National to LMG for delivery to insured parties or covered individuals shall be delivered by LMG within ten (10) days after receipt of instructions from American National to deliver them. Costs associated with the distribution of items not normally distributed will be reviewed on a case by case basis to determine the responsible party and will be mutually agreed upon by American National and LMG.

7.10 Payment to LMG of any premiums or charges for insurance by or on behalf of the insured party shall be deemed to have been received by American National, and the payment of return premiums or claim payments forwarded by American National to LMG shall not be deemed to have been paid to the insured party or claimant until such payments are received by the insured party or claimant.

7.11 Currently, LMG does not perform underwriting for American National; however, if granted such authority, LMG will comply with all underwriting standards established by American National and adhere to all pertinent provisions contained in applicable Third Party Administrator statutes. American National shall be responsible for the underwriting or other standards pertaining to the business underwritten by American National.

7.12 Each party shall be excused from performance for any period and to the extent that the party is prevented from performing any services, in whole or in part as a result delays caused by an act of God, war, civil disturbance, court order, labor dispute, or other cause beyond that parties reasonable control, including, failures or fluctuations in electrical power, heat, light, air conditioning, or telecommunications equipment and such non-performance shall not be a default or a ground for termination of this Agreement.

7.13 In the event a malfunction of the LMG systems causes an error or mistake in any record, report, data, information or output under the terms of this Agreement, LMG shall at its expense correct and reprocess such records. In the event American National discovers any such errors or mistake it shall, within three (3) days after discovery, notify LMG in writing of such error or mistake in any record, report, data, information or output received by American National.

7.14 In the event LMG is unable to perform its obligations under the terms of this Agreement because of causes beyond LMG's control, including but not limited to strikes, equipment or transmission failure or damage, LMG will use its best efforts to assist American National to obtain alternate sources of service. LMG will not be liable for any damages resulting from such causes. American National will be the off-premises site for storage of backup computer systems and files. There will be no charge to LMG for this storage function. At any time that American National would need to perform backup processing for LMG, LMG will reimburse American National for its actual processing costs.


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7.15 In no event and under no circumstances, however, shall either party under this Agreement be liable to the other party under any provision of this Agreement for lost profits or for exemplary, speculative, special, punitive or consequential damages.

7.16 Any claim or dispute arising out of or relating to this Agreement, or any breach thereof, shall be finally determined and settled pursuant to binding arbitration in Houston, Texas, by one arbitrator, to be agreed upon by the parties. The arbitrator shall be an attorney licensed to practice law in the state of Texas. Should the parties fail to agree on an arbitrator then each party shall appoint one arbitrator who shall then agree to appoint a third arbitrator. In such an event, the first two arbitrators will not be required to participate and the final arbitrator may conduct the arbitration as a sole arbitrator. Should one party fail to appoint an arbitrator as herein contemplated then the choice of the other party shall be the sole arbitrator. If the two arbitrators appointed by or on behalf of the parties as contemplated herein fail to appoint a third arbitrator within ten (10) days after the date of the appointment of the last arbitrator, then any person sitting as a District Judge in Houston, Texas, upon application of either party, shall appoint an arbitrator to fill such position with the same force and effect as though such arbitrator had been appointed or herein contemplated with the same force and effect as though such arbitrator had been appointed or herein contemplated.

The arbitration proceeding shall apply the laws of the state of Texas and be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The cost of arbitration (exclusive of attending the arbitration, and of the fees and expenses of legal counsel to such party, to be borne by each party) shall be shared equally by American National and LMG unless such arbitrator deems it just to allow one party to recover such costs from the other. The arbitration award shall be final and conclusive and shall receive recognition and judgement upon such award may be entered and enforced in any court of competent jurisdiction.

7.17 LMG hereby indemnifies and holds harmless American National, its officers, directors, employees and representatives from any and all claims, damages, expenses, liabilities, losses, causes of action, costs and obligations, of whatever kind or nature, whether joint and several or otherwise (including, but not limited to, attorneys' fees and expenses and amounts paid in settlement of any claims or liabilities) to any third party, arising out of LMG's fraudulent or negligent act(s) or omission(s); LMG's failure to comply with the terms of this Agreement; LMG's failure to comply with any law or regulation with respect to its duties hereunder except that LMG shall not be required to indemnify or hold harmless American National for any act or omission of LMG which was directed orally or in writing by American National, or required by American National under the Agreement.

American National hereby indemnifies and holds harmless LMG, its officers, directors, employees and representatives from any and all claims, damages, expenses, liabilities, losses, causes of action, costs and obligations, of whatever kind or nature, whether joint and several or otherwise (including, but not limited to, attorneys' fees and expenses and amounts paid in settlement of any claims or liabilities) to any third party, arising out of American National's fraudulent or negligent act(s) or omission(s); American National's failure to comply with the terms of this Agreement; American National's failure to comply with any law or regulation with respect to its duties hereunder; and any actions or omissions of LMG which were directed orally or in writing by American National, or required by American National under the Agreement.

Without in any way limiting the above reciprocal indemnifications, the parties hereto expressly agree that neither party shall be prohibited under this section from seeking such indemnification on the basis that such party seeking indemnification is itself negligent. Provided, however, that no party shall be liable for that


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portion of the claims, damages, liabilities, losses or causes of action resulting from the negligence of the other party, or resulting from the negligence of any third party, whether or not such third party is named in the lawsuit.

In lawsuits brought against both parties by a third party, the parties agree that each shall work together in a good faith effort to defend against and/or settle such lawsuits brought by a third party. In lawsuits brought against one but not both parties, to the extent practicable, all efforts will be made to defend or settle the claim with such third party without bringing the other party into the initial lawsuit. In any case, each party shall assert and protect all mutual privileges of one another, including but not limited to the attorney-client privilege, the joint defense privilege, and the attorney work product privilege. Notwithstanding the foregoing, nothing herein shall prevent LMG or American National from seeking indemnification from the other party in a separate arbitration or other proceeding without the constraints of the joint defense privilege or joint attorney work product privilege.

The parties hereto expressly agree that, prior to the institution of any action or the filing of any claim against one another under this section, the parties will confer directly in good faith to resolve any disputes. For American National, such discussions shall involve Dave Behrens, Executive Vice President, or Kelly Wainscott, Vice President, or their successors or designees. For LMG, such discussions shall involve Lynda Regan, Chief Executive Officer, or Preston Pitts, President, or their successors or designees.


8.   PROPRIETARY, CONFIDENTIALITY AND PRIVACY OF INFORMATION.

8.1 Proprietary and Confidentiality. Each party acknowledges that certain information received from the other may be proprietary and/or confidential (referred to herein as "Confidential Information") in nature. All such Confidential Information shall be used by each party solely for purposes of soliciting insurance pursuant to this Agreement. Except as required by law or to inform the appropriate party or its officers, directors, employees, agents, affiliates or contractors (collectively referred to herein as "Affiliates"), for the purpose of compliance with or negotiation of or performance under this Agreement, neither party shall disclose the contents of this Agreement to third parties (other than Affiliates) without the other's written approval, which shall not be unreasonably withheld or delayed.

8.2 Privacy. To protect Confidential Information each party shall: (i) keep all Confidential Information in strict confidence; (ii) prevent disclosure of Confidential Information to third parties (except for Affiliates with a need-to-know); (iii) promptly notify the other of any loss or unauthorized use or disclosure of or access to Confidential Information; and (iv) promptly notify the other upon receipt of a request or demand pursuant to law to disclose Confidential Information, so that the appropriate party may seek a protective order or similar remedy. For the purpose of this Agreement, the term "Confidential Information" shall not include information that is: (a) in or becomes part of the public domain other than pursuant to a breach of this Agreement; (b) independently developed; (c) rightfully obtained from a third party without an obligation of confidentiality; (d) known prior to date of this Agreement without obligation of confidentiality; or (e) required to be disclosed by legal or regulatory authority.

8.3 Non-Public Personal Information. All capitalized terms used in this Section 8 and not otherwise defined shall have the meanings throughout this Agreement set forth in the Federal "Privacy of Consumer Financial Information" Regulation (12 CFR Part 40), as amended from time to time (the


                                 Page 11 of 25

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"Privacy Regulation"), issued pursuant to Section 504 of the Gramm-Leach-Bliley
Act (15 U.S.C. 6801 et seq.). The parties acknowledge that the Privacy Regulation governs disclosures of Nonpublic Personal Information about Consumers and Customers, and that Nonpublic Personal Information is included in the definition of "Confidential Information" in this Agreement. Each party hereby agrees that as the party receiving or maintaining Nonpublic Personal Information (the "Receiving Party") it shall:

     (a) comply with the terms and provisions of the Privacy Regulation, including, without limitation, the provisions regarding the sharing, collection, access and use of Nonpublic Personal Information, the provisions regarding notice and opt-out requirements, and the provisions regarding the limitations on the sharing of account number information for marketing purposes;

     (b) not disclose or use any Nonpublic Personal Information that it obtains from the other party (the "Disclosing Party") except to carry out the purposes for which the Disclosing Party provided such Nonpublic Personal Information;

     (c) not make any changes to its security measures that would increase the risk of unauthorized access, use or disclosure of Nonpublic Personal Information;

     (d) not disclose any Nonpublic Personal Information provided by the Disclosing Party to any other entity, without the prior written consent of the Disclosing Party;

     (e) at any time, upon the Disclosing Party's request, return to the Disclosing Party all of the Disclosing Party's Nonpublic Personal Information. Neither party shall be under any obligation to take any action, which, within such party's reasonable judgment, would constitute a violation of the Privacy Regulation or its internal privacy policies;

     (f) safeguard Nonpublic Personal Information by maintaining security and procedural standards that comply with state and federal regulations to protect against unauthorized access, use or disclosure (or threatened access, use or disclosure) of the Disclosing Party's Nonpublic Personal Information.

8.4 Service Provider Agreements. Each party agrees that when Nonpublic Personal Information is provided to a nonaffiliated third party ("a Service Provider") who performs services for or functions on behalf of the party, including marketing of the party's own products or services, or marketing of financial products or services pursuant to Joint Agreements between the party and other Financial Institutions, such party shall disclose to its Consumers and/or Customers that (a) it will be providing such Nonpublic Personal Information to the Service Provider and (b) it has entered a contractual agreement with the Service Provider that requires the Service Provider to maintain the confidentiality of such Nonpublic Personal Information pursuant to the Privacy Regulation. LMG agrees to send, on an annual basis, American National form 9186 (or form 4977 as required by state law) to the owner(s) of all American National insurance and annuity policies administered by LMG.

8.5 Other Privacy Regulations. Each party agrees that compliance with the Privacy Regulation does not relieve either party of any of its duties and obligations to comply with other applicable privacy laws, statutes, ordinances or regulations of the appropriate authorities.


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8.6 Remedies. The Receiving Party agrees that (a) any unauthorized access, use or disclosure (or threatened unauthorized access, use or disclosure) of the Disclosing Party's Nonpublic Personal Information or other Confidential Information, (b) other violation of the Privacy Regulation, or (c) violation of other applicable privacy regulations, may cause immediate and irreparable harm to the Disclosing Party for which money damages may not constitute an adequate remedy. In that event, each party agrees that injunctive relief may be warranted in addition to any other remedies the Disclosing Party may have. In addition, the Receiving Party agrees promptly to advise the Disclosing Party in writing of any unauthorized misappropriation, disclosure or use by any person of Confidential Information (including, without limitation, Nonpublic Personal Information) which may come to its attention and to take all steps at its own expense reasonably requested by the Disclosing Party to limit, stop or otherwise remedy such misappropriation, disclosure or use.

9. SURVIVAL: Sections 7.15, 7.16 and 7.17 shall survive the termination of this Agreement.

Any similar agreement signed prior to the execution dates below is null and void and abrogated hereby.





               {Remainder of this page intentionally left blank.}

IN WITNESS HEREOF, the parties hereto have executed this Agreement.




LEGACY MARKETING GROUP

By: /s/ R. Preston Pitts

Title: President

Witness: /s/ Lynn Laub

Date: November 15, 2002


AMERICAN NATIONAL INSURANCE COMPANY

By: /s Kelly M. Wainscott

Title: Vice President

Witness: /s/ Jynx Yucra

Date: November 15, 2002



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                                   APPENDIX A

GEOGRAPHIC TERRITORY:
The District of Columbia and all states other than New York and Alabama.

Products

Periodic Pay Life Products

1.   LegacyMaster Whole Life
2.   LegacyMaster 5 Pay
3.   LegacyMaster Universal Life
4. AmeriMaster, formerly known as the Wealth Master II-WealthMaster with loan and surrender charge modifications
5.   WealthMaster
6.   Executive Master Plan I, formerly known as the Personal Retirement Program
     I
7.   Executive Master Plan II, formerly known as the Personal Retirement Program
     II


SPDA Products

1. BenchMark 5 Annuity with premium enhancement, formerly known as the premium bonus
2. BenchMark 7 Annuity with premium enhancement, formerly known as the premium bonus
3. BenchMark 10 Annuity with premium enhancement, formerly known as the premium bonus
4.   BenchMark 5 Annuity - No bonus
5.   BenchMark 7 Annuity - No bonus
6.   BenchMark 10 Annuity No bonus
7.   BenchMark 5 Extra Series (0,2,3,4)
8.   BenchMark 10 Extra Series (0,2,4,6,8)
9.   BenchMark NSC Annuity, formerly known as the ValuMark Annuity


SPWL Products

1.   GrowthMaster Single Premium Whole Life
2.   ValuMaster Single Premium Whole Life

Riders

1.   Periodic Pay Whole Life products
     1.   Paid Up on First Death
     2.   First to Die
     3.   Contemplation of Death
     4.   Waiver of Scheduled Premium
     5.   Waiver of COI
     6.   Death Benefit Option B
     7.   Split Certificate Rider
     8.   Term Insurance Rider


2.   Universal Life Products
     1.   Contemplation of Death Rider
     2.   Waiver of Monthly Deduction Rider
     3.   Guaranteed Death Benefit Rider

o CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC.

                                   APPENDIX B

Processing Fees

1.   Single Premium and/or Flexible Deferred Annuities

     a.   Acquisition Fees:     A one time o fee per application received. The
                                fee is not reversed for Not Takens ("NTO's").

     b.   Maintenance:          Fee per policy inforce per year to be paid
                                weekly as follows: o annual fee for existing annuity products referenced in APPENDIX A,

     c.   Terminations:         One time fee of o to be paid at time of
                                surrender, lapse, election of a settlement option, maturity, or death claim of each policy.

2.   Single Premium Whole Life

     a.   Acquisition Fees:     One time fee of o per application received. Paid
                                when the policy is put on the system. The fee is not reversed for NTO's.

     b.   Maintenance:          o annual fee per policy inforce per year to be
                                paid weekly.

     c.   Terminations:         One time fee of o to be paid at time of
                                surrender, lapse, election of a settlement option, maturity, or death claim of each policy.

     d.   Underwriting Support: o per single life.

3.   Periodic Pay Whole Life Products ---- Single & Joint Issues

     a.   Acquisition Fees:     One time fee of o per single life application
                                received, or o per joint life application received. Paid when the policy is put on the system. Not reversed for NTO's.

     b.   Maintenance:          o annual fee per policy per year to be paid
                                weekly on Legacy Master Whole Life. o annual fee per policy per year to be paid weekly for all other policies.

     c.   Terminations:         One time fee of o to be paid at time of
                                surrender, lapse, election of a settlement option, maturity, or death claim of each policy.

     d.   Underwriting Support: o per single life; o per joint life.

4.   Universal Life - Single and Joint issues:

o CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC.

     a.   Acquisition Fees:     One time fee of o per single life application
                                received, or o per joint application received.
                                Paid when the policy is put on the system. Not reversed for NTO's.

     b.   Maintenance:          o annual fee per policy per year to be paid
                                weekly.

     c.   Terminations:         One time fee of o to be paid at time of
                                surrender, lapse, election of a settlement option, maturity, or death claim of each policy.

     d.   Underwriting Support: o per single life; o per joint life.


5.   Producer Appointment with American National: o per appointment.

6.   Out-Of-Pocket Expenses

     a. In addition to the fees set forth above, LMG will forward to American National on a monthly basis an invoice for the out of pocket expenses incurred the month prior. American National will reimburse LMG within twenty (20) days of receipt of such invoice. If LMG does not receive reimbursement within twenty (20) days, American National will pay LMG interest on the outstanding balance due. Such interest shall be at the annualized rate of o above the current thirty-year Treasury Bond yield. Notwithstanding the foregoing, in no event shall the interest rate be lower than that of LMG's current monthly investment earnings rate, as evidenced by written documentation. Furthermore, in the event that American National seeks elucidation for any out of pocket expense, American National will submit to LMG a written request specifying clarification within fifteen (15) days. If American National has provided such notification to LMG, American National is no longer obligated to pay interest on the specified disputed amounts. In the event that the disputed amount on the original invoice is later determined to have been accurate, American National will pay LMG any applicable interest retroactively. Out-of-pocket expenses are those expenditures for the items such as those listed below and any other items agreed to in writing by LMG and American National:

          1) Cost of any lines installed for communication between the parties to this Agreement. Costs of telecommunication lines and equipment installed to provide primary and back-up support for on-line access to LMG's system.

          2) Cost involved with off-site storage for American National records, documents, correspondence, and other items, or cost of shipping those items to American National.

          3) Cost of inspections and exams required for underwriting and underwriting fees, if performed by outside firm. If information is shared with other companies, the costs will be shared equally by the companies. Cost of inspections where agreed to by American National and LMG for the agent appointment process.

o CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC.

          4) Costs associated with agent appointment, including but not limited to, agent background investigations and agent credit reporting.

          5) Expenses incurred to issue and maintain policies and certificates, including draft books, and check stock.

     b. American National will be responsible for cash management of this disbursement account and LMG agrees to provide American National records and information to properly perform this function.

7.   LIMRA CAP Survey Responses
     American National will pay LMG a flat fee of o per reply that LMG prepares in response to LIMRA CAP survey answers.

8.   Payment of Processing Fees.
     American National will pay LMG the processing fees from 1, 2, 3, 4, and 5, above weekly by wire transfer on the same business day or the next business day of receipt of documentation of units received. Out of Pocket Expenses will be paid as set forth in Section 6 above.

9.   Systems Time and Material Rates*
     Under certain conditions set forth in this Agreement, American National will reimburse LMG for the costs of systems modifications or systems support at the following rates:

     Chief Information Officer                       o per hour
     Information Technology Director                 o per hour
     Senior Programmer Analyst                       o per hour
     Programmer Analyst                              o per hour
     Senior Business Analyst                         o per hour
     Project Manager                                 o per hour
     Business Analyst                                o per hour
     Quality Assurance Analyst                       o per hour

     * such rates shall be increased o% annually, commencing on the anniversary of the execution date of this Agreement.

                                   APPENDIX C

SERVICES TO BE PROVIDED

These services are to be performed subject to guidelines and directions of American National within applicable law and regulation and reasonable industry standards and including all expenses and fees related thereto.

1.   Direct Services:
     a. Clerical processing of Producer appointments with state departments of insurance
     b. Clerical underwriting support including the following: Collecting and interpreting pertinent underwriting requirements to assist American National in the underwriting and issue process. LMG will assess an applicant's anticipated mortality to determine if the applicant may qualify for a life insurance policy. LMG will commence gathering the data required for a file, including interpretation of information in the application to determine when an Attending Physician's Statement, Exam, Inspection, or other information will be required to make an accurate underwriting decision. LMG will determine which requirements will be necessary due to the information developed on the application. In addition, LMG will determine, in its opinion, which applicants are not likely to be insurable. Notwithstanding the foregoing, American National retains the ultimate underwriting authority to approve or disapprove policies of life insurance issued by American National. c. Processing and reviewing of applications and premium transfers
     d.   Contract issue
     e.   Policyholder service
     f.   Maintenance of policyholder records
     g.   Data processing services
     h.   Producer compensation
     i.   Premium accounting
     j.   Billing of life insurance premiums
     k. Annual tax reporting to policyholders and vendors except for tax reporting required on death claims or election of settlement options
     l.   Collection of Debit Balances
     m. Administration of reinsurance on LMG policies; excluding the remission of premium to the appropriate reinsurance companies.

2.   Other Services:
     a.   Accounting Services
          1)   Maintenance of general ledger system
          2)   Reconciliation of all bank statements and cash accounts
          3)   Furnishing to American National of all applicable data necessary for preparation of American National NAIC Convention Blank.
          4)   Furnishing to American National of all applicable data necessary for preparation of the American National corporate tax return.


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


          5) Furnishing to American National of all applicable data necessary for preparation of the American National GAAP financial statements.
          6) Furnishing to American National of all applicable data necessary for the preparation of the American National unclaimed property reports.
          7) Furnishing to American National of monthly datasets of all applicable data necessary for the preparation of the American National premium tax returns and payments.
          8)   Weekly backup tapes

     b.   Actuarial Services
          1) LMG will assist and provide actuarial support to American National. LMG's responsibilities will vary by each product jointly developed by LMG and American National and may include:
               o    Provide initial product specification
               o    Provide competitive analysis for the product
               o    Define pricing assumptions
               o    Provide any necessary support for pricing assumptions
               o    Share deterministic pricing results
               o    Perform sensitivity analysis
               o    Provide final product specifications
               o    Define actuarial memorandum
               o    Provide actuarial field support
               o    Monitor actuarial assumptions
               o    Assist in ongoing profit/pricing management of the business
          2) LMG will draft initial policy forms and applications to be used for each product jointly developed by LMG and American National. LMG will assist American National in the completion and preparation of filing such forms. LMG's responsibilities will vary with each product jointly developed by LMG and American National.

3.   Collection and Disposition of Funds:

     3.1 All insurance charges or premiums collected by LMG on behalf of American National, and return premiums received from American National, shall be held by LMG in a fiduciary capacity and will not be used as general operating funds of LMG. Such funds shall, within two
          (2) business days, be remitted to the person or persons entitled to them or shall be deposited, within two (2) business days, into a Premium Fiduciary Account established and maintained by American National in a federally or state insured financial institution, separate and apart from any funds belonging to LMG or third parties.

     3.2 This Premium Fiduciary Account will at all times have a balance equal to contributions plus any interest earned less authorized disbursements by American National. If LMG is authorized to draw checks on the Premium Fiduciary Account this will clearly be indicated on their face. LMG may retain float with prior written agreement of American National.

     3.3 LMG may not pay any claim by withdrawals from the aforementioned Premium Fiduciary Account. Withdrawals from the Premium Fiduciary Account shall be made as provided in this written agreement between LMG and American National for any of the following: a) Remittance to American National, if so entitled to such remittance; b) Deposit in an account maintained in the name of American National; c) Transfer to and deposit in a claims-paying account, with claims to be paid as provided by American National.

     3.4 LMG will maintain in a fiduciary capacity, a Disbursement Account where American National will fund the balance and LMG is authorized to make the following disbursements:

          a) Remittance of return premiums to the person or persons entitled thereto.
          b) Any policy/certificate holder disbursements, including withdrawals, loans, and surrenders.
          c)   Payment of underwriting expenses
          d)   Payment of weekly commissions to LMG

               LMG shall not disburse funds from the disbursement account for any other reason without written authorization from American National.

     3.5 If LMG pays claims, it will be from funds collected on behalf of American National and shall be paid only on drafts of, and as authorized by, American National. In the event that LMG received monies to pay claims on behalf of American National, such funds will be held in a fiduciary capacity. No deposits will be made into or disbursements made from this fiduciary account except for claims and claim adjustment expenses. This fiduciary account will at all times have a balance equal to the amount deposited less claims and claims adjustment expenses paid.

4.   Settlements / Reports:

     a. Within six (6) business days of the end of each calendar month, LMG shall provide service reports to American National, including but not limited to, the following items:

          1) General ledger report, also referred to as the "Extract File" (seess.4(b)(2) of APPENDIX C)
          2)   Premium and commission reports
          3)   Benefit reports
          4)   Statutory reserve policy information
          5)   FAS 97 detail policy information
          6)   Reinsurance reports
          7)   Policy exhibit information

     b. LMG shall provide to American National, including but not limited to, the following items:

          1)   Daily, Cash control reports, beginning the first day of business
          2) Weekly, Transmission of general ledger data (also referred to as the "Extract File"), beginning on a mutually agreeable date after the volume of business reaches a level determined by American National to warrant daily updates
          3)   Monthly, the following items:
               a)   Extract file
               b)   Commission accrual for the end of the month
               c)   Complete trial balance for all accounts
               d)   Check history reports
               e)   Updated check inventory log
               f)   Annuitization log
               g)   American National check disbursement file and void reports

     c. Weekly (Monday, for the previous week's business activity), LMG shall provide to American National, including but not limited to, the following items:

          1) Copies of check registers, check vouchers, supporting documentation for check and journal entries with support.

     d. Within twenty (20) business days of the end of each calendar month, LMG shall provide to American National, including but not limited to, the following items:

          1)   Copies bank and suspense reconciliations
          2) All supplemental financial reporting information as requested by American National
          3)   Copies of tax withholding to policyholders
          4)   Transmission of issued check information.

5.   Compensation Not to be Contingent

     5.1 This Administrative Agreement shall not provide for compensation, commissions, fees, or charges which are contingent upon savings effected in the adjustment, settlement, and payment of losses (the loss ratio) covered by American National's obligations. In the event that LMG adjusts or settles claims on behalf of American National, such compensation shall in no way be contingent on claims experience.

     5.2 This provision does not prevent the compensation of LMG from being based on premiums or charges collected or the number of claims paid or processed or performance-based compensation for providing auditing services. LMG will not receive any administrative compensation except as expressly set forth in this Agreement between LMG and American National.

                                   APPENDIX D

                        SCHEDULE OF AUTHORIZED PERSONNEL



REPRESENTING AMERICAN NATIONAL

Name                  Title                            Function

Bruce Pavelka         Vice President                   Administration

Richard Crawford      Vice President                   Reporting/Accounting
                      & Assistant Controller

Frank Broll           Vice President                   Actuarial Valuation

Rex Hemme             Vice President                   Product and Policy Form
                                                       Development

Kelly Wainscott       Vice President,  Independent Marketing

David Behrens         Executive Vice President, Independent Marketing




REPRESENTING LMG

Name                  Title                            Function

Preston Pitts         President                        Overall

Steven Taylor         Chief Financial Officer          Finance

Lynda Regan           Chief Executive Officer          Overall

Don Dady              Vice President of                Marketing
Marketing

Bill Hrabik           Chief Operations Officer         Operations and Compliance